UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Consolidated-Tomoka Land Co.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On May 4, 2009, Consolidated-Tomoka Land Co. began mailing the following to its shareholders:

THE CHOICE IS CLEAR!

The two leading independent Proxy Advisory firms—RiskMetrics and PROXY Governance, Inc.—have both endorsed ALL SIX of Consolidated Tomoka’s Board of Directors’ candidates listed on the WHITE Proxy Card for election as directors at the Company’s 2009 Annual Meeting of Shareholders, and recommends AGAINST voting on the Green card for the Wintergreen director candidates.

In its report RiskMetrics Group stated, “the dissidents have not made a valid case for change.” Meanwhile, PROXY Governance, Inc. expressed concerns with all three of the Wintergreen candidates’ qualifications stating:

Dianne Neal (Wintergreen Nominee 1.1)

“At first glance a former CFO with current experience on another public company board should be an excellent choice. A year ago, however, Neal was also a director of a second company, Landamerica Financial Group, and one of two designated financial experts on the audit committee. In November 2008 Landamerica filed for bankruptcy, selling off substantially all its operations a month later; its shares have lost 99.85% of their value over the past 12 months. Neal was also a member of the Compensation Committee which paid the CEO more than twice the average of CEO’s at peer companies (and paid the other named executives 71 % more than their peers) despite corporate performance.... Given not only the failure of the compensation strategies which Neal helped oversee, but the failure of the entire business for which she was the board’s designated “financial expert,” her boardroom performance is hardly a ringing endorsement of her candidacy...” (PROXY Governance INC. Research Report, April 30, 2009)

Francis O’Connor (Wintergreen Nominee 1.2)

“O’Connor has neither boardroom nor industry experience and his professional expertise in ‘banking systems and risk management’ does not seem even tangentially related to the board’s strategic challenges.” (PROXY Governance, Inc. Research Report, April 30, 2009)

Allen Harper (Wintergreen Nominee 1.3)

“Harper has boardroom experience, but it is unclear (and unaddressed in the dissident proxy) how directorships at several railroads, much less being a Colorado-based commercial real estate broker, give him an edge in addressing the strategic concerns the dissidents have outlined.” (PROXY Governance, Inc. Research Report, April 30, 2009)

The Choice is Clear!

The Company’s slate of directors possess the relevant experience and a track record of success to protect your investment and deliver long-term shareholder value.

Vote Today on the White Proxy Card

for the Company’s Slate of Directors.